                                                                    EXHIBIT 23.3

                              ACCOUNTANTS' CONSENT

INFOCURE CORPORATION

     We consent to the use of the reports of BDO Seidman, LLP included herein regarding the following corporations:

        InfoCure Corporation dated February 18, 1997
        American Medcare Corporation dated April 12, 1996 (except for Notes 11 and 13, as to which the date is December 20, 1996 and Notes 3 and 15, as to which the date is March 13, 1997)
        KComp Management Systems Inc. dated November 15, 1996
        Millard-Wayne, Inc. dated February 15, 1997
        Health Care Division (a division of Info Systems of North Carolina,
           Inc.) dated November 8, 1996
        Rovak, Inc. dated February 17, 1997
        DR Software, Inc. dated February 17, 1997.

     We also consent to the reference to our firm under the heading "Experts" in the Prospectus.

BDO Seidman, LLP
Atlanta, Georgia
March 13, 1997